Exhibit 99.1
FOR IMMEDIATE RELEASE
Life Time Reports Fourth Quarter and Full-Year 2025 Financial Results
•Total revenue increased 12.3% to $745.1 million for the fourth quarter and 14.3% to $2,995.3 million for the year
•Net income increased 230.6% to $123.0 million for the fourth quarter and 139.2% to $373.7 million for the year
•Diluted EPS increased 217.6% to $0.54 for the fourth quarter and 124.3% to $1.66 for the year
•Adjusted net income increased 28.4% to $77.4 million for the fourth quarter and 62.3% to $325.5 million for the year
•Adjusted EBITDA increased 14.5% to $202.6 million for the fourth quarter and 21.9% to $825.2 million for the year
•Adjusted diluted EPS increased 25.9% to $0.34 for the fourth quarter and 51.6% to $1.44 for the year
•Announced $500 million share repurchase program

CHANHASSEN, Minn. (February 24, 2026) – Life Time Group Holdings, Inc. (“Life Time,” “we,” “our,” “us,” or the “Company”) (NYSE: LTH) today announced its financial results for the fiscal fourth quarter and full-year ended December 31, 2025.
Bahram Akradi, Founder, Chairman and CEO, stated: “I am proud of how our team delivered throughout 2025. With higher member engagement, increased dues per membership, and robust in‑center revenue growth, we delivered another year of record financial performance. We enter 2026 with strong fundamentals and a clear plan to expand the number of our large‑format athletic country clubs. We expect to add nearly as much new square footage in 2026 as we opened in the past two years combined. We remain focused on growing revenue and adjusted EBITDA by further increasing member engagement, optimizing our membership mix, and growing revenue per center membership.
I am also excited to announce a $500 million share repurchase program approved by our board of directors. Our strong cash generation and healthy balance sheet give us confidence in our ability to fund our accelerated club opening plan and implement our share repurchase program while remaining at or below our target 2.0x net leverage ratio. We believe we are now in a position to continue investing for long‑term growth while further driving shareholder return.”
Financial Summary

	Three Months Ended			Year Ended
($ in millions, except for Average center revenue per center membership data)	December 31,			December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
Total revenue	$745.1	$663.3	12.3%	$2,995.3	$2,621.0	14.3%
Center operations expenses	$379.4	$343.9	10.3%	$1,568.6	$1,392.4	12.7%
Rent	$87.3	$79.1	10.4%	$339.2	$304.9	11.2%
General, administrative and marketing expenses (1)	$65.3	$61.2	6.7%	$244.6	$221.0	10.7%
Net income	$123.0	$37.2	230.6%	$373.7	$156.2	139.2%
Adjusted net income	$77.4	$60.3	28.4%	$325.5	$200.5	62.3%
Adjusted EBITDA	$202.6	$177.0	14.5%	$825.2	$676.8	21.9%
Comparable center revenue (2)	9.9%	13.5%		11.1%	12.2%
Center memberships, end of period	822,380	812,062	1.3%	822,380	812,062	1.3%
Average center revenue per center membership	$882	$796	10.8%	$3,531	$3,160	11.7%
(1)    The three months ended December 31, 2025 and 2024 included non-cash share-based compensation expense of $5.1 million and $18.3 million, respectively. The years ended December 31, 2025 and 2024 included non-cash share-based compensation expense of $44.5 million and $45.4 million, respectively.
(2)    The Company includes a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.

Fourth Quarter 2025 Information
•Revenue increased 12.3% to $745.1 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center memberships of 822,380 increased by 10,318, or 1.3%, when compared to December 31, 2024, and decreased by 18,242 from the third quarter 2025, consistent with seasonality expectations and continued shifts in membership mix.
•Total subscriptions, which include center memberships and our on-hold memberships, increased 0.8% to 872,936 as compared to December 31, 2024.
•Center operations expenses increased 10.3% to $379.4 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 6.7% to $65.3 million primarily due to increased center support overhead to enhance and broaden our member services and experiences and for marketing.
•Net income increased 230.6% to $123.0 million due to improved business performance, tax-effected net cash proceeds of $27.7 million received in partial satisfaction of legal claims, tax-effected net cash proceeds of $14.1 million received from employee retention credits under the CARES Act, and tax-effected one-time gains of $12.5 million on sale-leaseback transactions. Net income in the prior year period included a tax-effected write-off of $7.7 million of unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes.
•Adjusted net income increased 28.4% to $77.4 million and Adjusted EBITDA increased 14.5% to $202.6 million as we experienced greater flow through of our increased revenue.
Full-Year 2025 Information
•Revenue increased 14.3% to $2,995.3 million due to continued strong growth in membership dues and in-center revenue, driven by an increase in average dues, membership growth in our new and ramping centers, and higher member utilization of our in-center offerings, particularly in Dynamic Personal Training.
•Center operations expenses increased 12.7% to $1,568.6 million primarily due to operating costs related to our new and ramping centers, additional center operating expenses related to increased club utilization in our mature centers, as well as costs to support in-center business revenue growth.
•General, administrative and marketing expenses increased 10.7% to $244.6 million primarily due to increased incentive and benefit-related expenses, center support overhead to enhance and broaden our member services and experiences, marketing, general corporate overhead, information technology costs and costs attributable to the secondary offering of our common stock completed in February and June 2025.
•Net income increased 139.2% to $373.7 million due to improved business performance, tax-effected net cash proceeds of $41.3 million received from employee retention credits under the CARES Act, tax-effected net cash proceeds of $29.2 million received in partial satisfaction of legal claims, $12.6 million of income tax benefits due to a significant exercise by our Chief Executive Officer of stock options that were set to expire in 2025, and tax-effected one-time gains of $9.7 million on sale-leaseback transactions. Net income in the prior year included tax-effected one-time net gains of $3.7 million on sales of land and $2.0 million on sale-leaseback transactions, partially offset by a tax-effected write-off of $10.4 million of unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes.
•Adjusted net income increased 62.3% to $325.5 million and Adjusted EBITDA increased 21.9% to $825.2 million as we experienced greater flow through of our increased revenue.
New Center Openings
•We opened four new centers during the fourth quarter and a total of 10 centers for the year.
•As of December 31, 2025, we operated a total of 189 centers.

Cash Flow Highlights
•Net cash provided by operating activities increased 47.0% to $239.9 million for the fourth quarter and 51.4% to $870.5 million for the year.
•We achieved positive free cash flow of $206.5 million for the year, including $227.4 million of net proceeds from sale-leaseback transactions. During the fourth quarter, we completed one sale-leaseback transaction for net proceeds of $54.7 million.
•Our capital expenditures by type of expenditure were as follows:

	Three Months Ended			Year Ended
($ in millions)	December 31,			December 31,
	2025	2024	Percent Change	2025	2024	Percent Change
Growth capital expenditures (1)	$240.1	$74.6	221.8%	$656.5	$334.5	96.3%
Maintenance capital expenditures (2)	32.6	38.6	(15.5)%	125.8	108.6	15.8%
Modernization and technology capital expenditures (3)	31.8	23.1	37.7%	109.2	81.4	34.2%
Total capital expenditures	$304.5	$136.3	123.4%	$891.5	$524.5	70.0%
(1)    Consist of new center land and construction, initial major remodels of acquired centers, major remodels of existing centers that expand existing square footage, asset acquisitions including the purchase of previously leased centers and other growth initiatives.
(2)    Consist of capital expenditures required to maintain the operating condition of our existing centers.
(3)    Consist of capital expenditures related to updates and enhancements to our existing centers, technology investments, and corporate infrastructure.
Liquidity and Capital Resources
•Our net debt leverage ratio declined to 1.6x as of December 31, 2025, from 2.3x as of December 31, 2024.
•As of December 31, 2025, our total available liquidity was $823.0 million, which included $204.8 million of cash and cash equivalents and $618.2 million of availability under our revolving credit facility. As of December 31, 2025, there were no outstanding borrowings under our revolving credit facility and there was $31.8 million of outstanding letters of credit.
•We consummated several transactions in 2025 that strengthened our financial position, including:
◦Effective April 8, 2025, we entered into interest rate swap agreements for our entire term loan facility, which converted the variable interest rate of our term loan facility to a fixed interest rate of 3.409%, plus the applicable interest rate margin.
◦On June 18, 2025, S&P Global Ratings upgraded our issuer credit rating to ‘BB-’ from ‘B+’, reducing the applicable interest rate margin of our term loan facility by 0.25% to 2.25% effective June 19, 2025.
◦Effective August 18, 2025, we completed a repricing of our term loan facility, reducing the applicable interest rate margin by another 0.25% to 2.00%.
Share Repurchase Program
Our board of directors has authorized a share repurchase program of up to $500 million of the Company’s common stock, subject to market conditions, contractual restrictions and other factors. Repurchases may be made from time to time through open market purchases, block trades, accelerated or other structured share repurchase programs, privately negotiated transactions, Rule 10b5-1 plans or other means, and may include purchases from affiliates. Open market repurchases will be structured to occur in accordance with applicable federal securities laws, including within the pricing and volume requirements of Rule 10b-18 under the Securities Exchange Act of 1934, as amended. The manner, timing, pricing and amount of any transactions will be subject to the discretion of management and may depend on a variety of factors, including business and market conditions, corporate and regulatory requirements, alternative investment opportunities, acquisition opportunities, and other factors. The repurchase program does not obligate the Company to acquire any particular amount of its common stock and may be suspended, modified or terminated at any time at the Company’s discretion.

2026 Outlook
The Company’s 2026 guidance and expectations do not include any impact that may occur as a result of our $500 million share buyback program announced today, including our outstanding share count.
Full-Year 2026 Guidance

			Percent	Year Ending
	Year Ending	Year Ended	Change	December 31, 2026
	December 31, 2026	December 31, 2025	(Using	(Guidance as of
($ in millions)	(Guidance)	(Actual)	Midpoints)	January 22, 2026)
Total revenue	$3,300 – $3,330	$2,995.3	10.7%	$3,300 – $3,330
Rent	$378 – $388	$339.2	12.9%	$378 – $388
Net Income	$330 – $336	$373.7	(10.9)%	$330 – $336
Adjusted net income	$369 – $378	$325.5	14.7%	$369 – $378
Adjusted EBITDA	$910 – $925	$825.2	11.2%	$910 – $925
The Company is reiterating the following expectations for fiscal 2026 as outlined in its preliminary estimated results announced on January 22, 2026:
•Open 12 to 14 new clubs, most of which will be large-format, ground-up construction clubs. We expect the total square footage of our 2026 class of clubs to be approximately 1.2 million square feet, nearly double the square footage of each of our 2024 class and 2025 class of clubs. We expect the majority of our 2026 class of clubs to open in the back half of the year, including six to seven in the fourth quarter of 2026.
•Comparable center revenue growth of 6.3% to 7.3%, which includes our ramping and mature centers.
•Rent to include non-cash rent expense of $24 million to $27 million.
•Cash income tax expense of $57 million to $59 million.
•Interest expense, net of interest income, of approximately $56 million to $60 million, reflecting full year benefits of reduced interest expense on our term loan facility as a result of our execution of the interest rate swap and repricing during 2025 and greater capitalized interest expense due to increased construction activity related to clubs expected to open in 2026 and 2027.
•Manage our net debt to Adjusted EBITDA leverage ratio to maintain at or below 2.00 times.
The Company is also introducing the following additional operational and financial expectations for fiscal 2026:
•Complete at least $300 million of sale-leaseback transactions.
•Year-end weighted-average diluted common shares outstanding of approximately 229 million to 231 million.
•Provision for income tax rate estimate of 28%.
Conference Call Details
A conference call to discuss our fourth quarter and full-year financial results is scheduled for today:
•Date: Tuesday, February 24, 2026
•Time: 10:00 a.m. ET (9:00 a.m. CT)
•U.S. dial-in number: 1-877-451-6152
•International dial-in number: 1-201-389-0879
•Webcast: LTH 4Q and Full Year 2025 Earnings Call
•A link to the live audio webcast of the conference call will be available at https://ir.lifetime.life.
Replay Information
Webcast – A recorded replay of the webcast will be available within approximately three hours of the call’s conclusion and may be accessed at: https://ir.lifetime.life.
Conference Call – A replay of the conference call will be available after 1:00 p.m. ET the same day through March 13, 2026:
•U.S. replay number: 1-844-512-2921
•International replay number: 1-412-317-6671
•Replay ID: 1375 1286
# # #

About Life Time
Life Time (NYSE: LTH) empowers people to live healthy, happy lives through its more than 185 athletic country clubs across the U.S. and Canada, the complimentary and comprehensive Life Time app featuring its L•AI•C™ AI-powered health companion, and more than 25 iconic athletic events. Serving people ages 90 days to 90+ years, the Life Time ecosystem uniquely delivers healthy living, healthy aging, and healthy entertainment experiences, a range of unique healthy way of life programs, highly trusted LTH nutritional supplements and more. Recognized as a Great Place to Work®, the Company is committed to upholding an exceptional culture for its over 44,000 team members.
Use of Non-GAAP Financial Measures and Key Performance Indicators
This press release includes certain financial measures that are not presented in accordance with GAAP, including Adjusted net income, Adjusted net income per common share, Adjusted EBITDA, free cash flow and net debt and ratios and calculations with respect thereto. These non-GAAP financial measures are not based on any comprehensive set of accounting rules or principles and should be considered in addition to, and not as a substitute for or superior to, net income, net income per common share, net cash provided by operating activities or total debt (defined as long-term debt, net of current portion, plus current maturities of debt) as a measure of financial performance or liquidity or any other performance measure derived in accordance with GAAP, and should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, these non-GAAP financial measures should be read in conjunction with the Company’s financial statements prepared in accordance with GAAP. The reconciliations of the Company’s non-GAAP financial measures to the corresponding GAAP measures should be carefully evaluated.
Adjusted net income is defined as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments. Adjusted EBITDA is defined as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of the Company’s ongoing operations. Free cash flow is defined as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales. Net debt is defined as long-term debt, net of current portion, plus current maturities of debt, excluding fair value adjustments, unamortized debt discounts and issuance costs, minus cash and cash equivalents. Net debt is as of the last day of the respective quarter or year. Our leverage ratio is calculated as our net debt divided by our trailing twelve months of Adjusted EBITDA.
The Company presents these non-GAAP financial measures because management believes that these measures assist investors and analysts in comparing the Company’s operating performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the Company’s ongoing operating performance, and management believes that free cash flow assists investors and analysts in evaluating our liquidity and cash flows, including our ability to make principal payments on our indebtedness and to fund our capital expenditures and working capital requirements. Investors are encouraged to evaluate these adjustments and the reasons the Company considers them appropriate for supplemental analysis. In evaluating the non-GAAP financial measures, investors should be aware that, in the future, the Company may incur expenses that are the same as or similar to some of the adjustments in the Company’s presentation of its non-GAAP financial measures. There can be no assurance that the Company will not modify the presentation of non-GAAP financial measures in future periods, and any such modification may be material. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other companies in the Company’s industry or across different industries.
The non-GAAP financial measures have limitations as analytical tools, and investors should not consider these measures in isolation or as substitutes for analysis of the Company’s results as reported under GAAP.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of federal securities regulations. Forward-looking statements in this press release include, but are not limited to, the Company’s plans, strategies and prospects, both business and financial, including its financial outlook for fiscal year 2026, growth, strength of its balance sheet, net debt and leverage, interest expense, consumer demand, industry and economic trends, member engagement and mix, tax rates and expense, rent expense, expected number of diluted common shares outstanding, expected number, size and timing of new center openings, successful signings and closings of sale-leaseback transactions (including the amount, pricing and timing thereof) and the timing, amount and price of any share repurchase. These statements are based on the beliefs and assumptions of the Company’s management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning the Company’s possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. In addition, any statements or information that refer to expectations, beliefs, plans, projections, objectives, performance or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking.
Factors that could cause actual results to differ materially from those forward-looking statements included in this press release include, but are not limited to, risks relating to our business operations and the growth of our business including the competitive and economic environment, risks relating to our brand, risks relating to our technological operations, risks relating to our capital structure and lease obligations, risks relating to our human capital, risks relating to legal compliance and risk management and risks relating to ownership of our common stock and the other important factors discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2025 (File No. 001-40887), as such factors may be updated from time to time in the Company’s other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These and other important factors could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release. Any forward-looking statement that the Company makes in this press release speaks only as of the date of such statement. Except as required by law, the Company does not have any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Investors
Connor Wienberg, Investor Relations // cwienberg@lt.life or 952-229-7401
Ken Cooper, Investor Relations // kcooper2@lt.life or 952-406-2322
Media
Jason Thunstrom, Corporate Communications // jthunstrom@lt.life or 952-229-7435

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenue:
Center revenue	$726,291	$646,384	$2,908,707	$2,546,651
Other revenue	18,805	16,899	86,548	74,344
Total revenue	745,096	663,283	2,995,255	2,620,995
Operating expenses:
Center operations	379,371	343,877	1,568,611	1,392,421
Rent	87,304	79,141	339,170	304,945
General, administrative and marketing	65,250	61,211	244,611	221,047
Depreciation and amortization	77,344	69,613	296,345	274,681
Other operating expense	6,298	22,466	65,225	70,418
Total operating expenses	615,567	576,308	2,513,962	2,263,512
Income from operations	129,529	86,975	481,293	357,483
Other income (expense):
Interest expense, net of interest income	(16,932)	(37,012)	(82,263)	(148,095)
Equity in earnings (loss) of affiliates	62	(217)	232	(620)
Other income	59,374	—	94,241	—
Total other income (expense)	42,504	(37,229)	12,210	(148,715)
Income before income taxes	172,033	49,746	493,503	208,768
Provision for income taxes	49,033	12,583	119,832	52,528
Net income	$123,000	$37,163	$373,671	$156,240

Income per common share:
Basic	$0.56	$0.18	$1.71	$0.77
Diluted	$0.54	$0.17	$1.66	$0.74
Weighted-average common shares outstanding:
Basic	220,698	207,142	218,031	201,640
Diluted	226,720	220,267	225,495	211,164

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$204,807	$10,879
Restricted cash and cash equivalents	27,362	16,999
Accounts receivable, net	24,092	25,087
Center operating supplies and inventories	67,618	60,266
Prepaid expenses and other current assets	61,881	52,826
Income tax receivable	—	4,918
Total current assets	385,760	170,975
Property and equipment, net	3,633,229	3,193,671
Goodwill	1,235,359	1,235,359
Operating lease right-of-use assets	2,479,804	2,313,311
Intangible assets, net	180,810	171,643
Other assets	92,989	67,578
Total assets	$8,007,951	$7,152,537
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$90,249	$87,810
Construction accounts payable	143,545	101,551
Deferred revenue	60,309	58,252
Accrued expenses and other current liabilities	214,351	179,444
Current maturities of debt	21,848	22,584
Current maturities of operating lease liabilities	79,208	70,462
Total current liabilities	609,510	520,103
Long-term debt, net of current portion	1,485,939	1,513,157
Operating lease liabilities, net of current portion	2,555,513	2,381,094
Deferred income taxes, net	172,217	85,255
Other liabilities	58,561	42,578
Total liabilities	4,881,740	4,542,187
Stockholders’ equity:
Common stock, $0.01 par value per share; 500,000 shares authorized; 221,077 and 207,495 shares issued and outstanding, respectively	2,211	2,075
Additional paid-in capital	3,183,032	3,041,645
Accumulated deficit	(46,902)	(420,573)
Accumulated other comprehensive loss	(12,130)	(12,797)
Total stockholders’ equity	3,126,211	2,610,350
Total liabilities and stockholders’ equity	$8,007,951	$7,152,537

LIFE TIME GROUP HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$373,671	$156,240
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	296,345	274,681
Deferred income taxes	87,492	29,457
Share-based compensation	51,750	51,034
Non-cash rent expense	32,497	33,739
Impairment charges associated with long-lived assets	9,352	11,018
Gain on disposal of property and equipment, net	(12,165)	(6,794)
Loss on debt extinguishment	—	13,839
Amortization of debt discounts and issuance costs	3,659	7,002
Changes in operating assets and liabilities	29,487	2,387
Other	(1,563)	2,514
Net cash provided by operating activities	870,525	575,117
Cash flows from investing activities:
Capital expenditures	(891,483)	(524,535)
Proceeds from sale-leaseback transactions	227,424	207,421
Proceeds from the sale of land	—	15,577
Other	(21,676)	8,793
Net cash used in investing activities	(685,735)	(292,744)
Cash flows from financing activities:
Proceeds from borrowings	—	1,500,000
Repayments of debt	(20,080)	(411,766)
Proceeds from revolving credit facility	220,000	1,225,000
Repayments of revolving credit facility	(230,000)	(1,305,000)
Purchase of U.S. government obligations for the satisfaction and discharge of debt	—	(1,424,467)
Repayments of finance lease liabilities	(2,006)	(926)
Proceeds from financing obligations	10,300	4,300
Payments of debt discounts and issuance costs	(628)	(22,325)
Proceeds from the issuance of common stock, net of issuance costs	—	123,964
Proceeds from stock option exercises	42,487	25,933
Proceeds from issuances of common stock in connection with the employee stock purchase plan	4,290	2,818
Other	(4,975)	(1,916)
Net cash provided by (used in) financing activities	19,388	(284,385)
Effect of exchange rates on cash and cash equivalents and restricted cash and cash equivalents	113	(76)
Increase (decrease) in cash and cash equivalents and restricted cash and cash equivalents	204,291	(2,088)
Cash and cash equivalents and restricted cash and cash equivalents—beginning of period	27,878	29,966
Cash and cash equivalents and restricted cash and cash equivalents—end of period	$232,169	$27,878

Non-GAAP Measurements and Key Performance Indicators
See “Use of Non-GAAP Financial Measures and Key Performance Indicators” for a discussion of the Non-GAAP financial measures reconciled below.
Key Performance Indicators
($ in thousands, except for Average Center revenue per center membership)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Membership Data
Center memberships	822,380	812,062	822,380	812,062
Digital on-hold memberships	50,556	54,023	50,556	54,023
Total memberships	872,936	866,085	872,936	866,085

Revenue Data
Membership dues and enrollment fees	73.7%	73.9%	72.6%	72.8%
In-center revenue	26.3%	26.1%	27.4%	27.2%
Total Center revenue	100.0%	100.0%	100.0%	100.0%

Membership dues and enrollment fees	$535,102	$477,751	$2,111,370	$1,853,963
In-center revenue	191,189	168,633	797,337	692,688
Total Center revenue	$726,291	$646,384	$2,908,707	$2,546,651

Average Center revenue per center membership (1)	$882	$796	$3,531	$3,160
Comparable center revenue (2)	9.9%	13.5%	11.1%	12.2%

Center Data
Net new center openings (3)	4	2	10	8
Total centers (end of period) (3)	189	179	189	179
Total center square footage (end of period) (4)	18,300,000	17,600,000	18,300,000	17,600,000

GAAP and Non-GAAP Financial Measures
Net income	$123,000	$37,163	$373,671	$156,240
Net income margin (5)	16.5%	5.6%	12.5%	6.0%
Adjusted net income (6)	$77,424	$60,263	$325,522	$200,451
Adjusted net income margin (6)	10.4%	9.1%	10.9%	7.6%
Adjusted EBITDA (7)	$202,564	$176,964	$825,175	$676,780
Adjusted EBITDA margin (7)	27.2%	26.7%	27.5%	25.8%
Center operations expense	$379,371	$343,877	$1,568,611	$1,392,421
Pre-opening expenses (8)	$1,541	$1,185	$5,030	$6,003
Rent	$87,304	$79,141	$339,170	$304,945
Non-cash rent expense (open properties) (9)	$2,066	$7,630	$26,525	$31,034
Non-cash rent expense (properties under development) (9)	$1,556	$929	$5,972	$2,705
Net cash provided by operating activities	$239,859	$163,141	$870,525	$575,117
Free cash flow (10)	$(9,903)	$26,526	$206,466	$273,580
(1)    We define Average Center revenue per center membership as Center revenue less Digital on-hold revenue, divided by the average number of Center memberships for the period, where the average number of Center memberships for the period is an average derived from dividing the sum of the total Center memberships outstanding at the beginning of the period and at the end of each month during the period by one plus the number of months in each period.
(2)    We measure the results of our centers based on how long each center has been open as of the most recent measurement period. We include a center, for comparable center revenue purposes, beginning on the first day of the 13th full calendar month of the center’s operation, in order to assess the center’s growth rate after one year of operation.
(3)    Net new center openings is calculated as the number of centers that opened for the first time to members during the period, less any centers that closed during the period. Total centers (end of period) is the number of centers operational as of the last day of the period. During 2025, we opened 10 centers.
(4)    Total center square footage (end of period) reflects the aggregate square footage, excluding the areas used for tennis courts, outdoor swimming pools, outdoor play areas and stand-alone Work, Sport and Swim locations. We use this metric for evaluating the efficiencies of a center as of the end of the period. These figures are approximations.
(5)    Net income margin is calculated as net income divided by total revenue.
(6)    We present Adjusted net income as a supplemental measure of our performance. We define Adjusted net income as net income excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations, less the tax effect of these adjustments.
Adjusted net income margin is calculated as Adjusted net income divided by total revenue.
The following table provides a reconciliation of net income and income per common share, the most directly comparable GAAP measures, to Adjusted net income and Adjusted net income per common share:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands, except per share data)	2025	2024	2025	2024
Net income	$123,000	$37,163	$373,671	$156,240
Share-based compensation expense (a)	6,571	20,584	51,750	51,034
(Gain) loss on sale-leaseback transactions (b)	(17,549)	2	(12,785)	(2,618)
Capital transaction costs (c)	—	—	1,531	—
Legal settlements (d)	(38,723)	7	(38,629)	1,815
Asset impairments (e)	5,791	—	5,791	—
Employee retention credits (f)	(19,705)	—	(54,572)	—
Other (g)	(130)	10,329	(22)	8,844
Taxes (h)	18,169	(7,822)	(1,213)	(14,864)
Adjusted net income	$77,424	$60,263	$325,522	$200,451

Income per common share:
Basic	$0.56	$0.18	$1.71	$0.77
Diluted	$0.54	$0.17	$1.66	$0.74
Adjusted income per common share:
Basic	$0.35	$0.29	$1.49	$0.99
Diluted	$0.34	$0.27	$1.44	$0.95
Weighted-average common shares outstanding:
Basic	220,698	207,142	218,031	201,640
Diluted	226,720	220,267	225,495	211,164
(a)    Share-based compensation expense recognized during the three months and year ended December 31, 2025 was associated with stock options, restricted stock units, performance stock units, our employee stock purchase plan (“ESPP”) and liability-classified awards related to our 2025 short-term incentive plan. Share-based compensation expense recognized during the three months and year ended December 31, 2024 was associated with stock options, restricted stock units, performance stock units, our ESPP and liability-classified awards related to our 2024 short-term incentive plan.
(b)    We adjust for the impact of gains and losses on the sale-leaseback of our properties as they do not reflect costs associated with our ongoing operations.
(c)    Represents one-time costs related to capital transactions, including debt and equity offerings that are non-recurring in nature.
(d)    We adjust for the impact of unusual legal settlements or judgments as these costs and proceeds are non-recurring in nature and do not reflect costs or proceeds associated with our normal ongoing operations. The vast majority of the adjustment for the three months and year ended December 31, 2025 is payment of nearly $40 million by Zurich American Insurance Company (“Zurich”) in partial satisfaction of legal claims against Zurich for its failure to provide certain business interruption insurance coverage related to the government-ordered suspensions of our club operations in 2020 during the COVID-19 pandemic, representing payment of up to $1.0 million plus interest for 26 occurrences of 29 total occurrences found by the Minnesota Court of Appeals in an order dated August 11, 2025. This payment is offset by legal-related expenses in pursuit of our claim against Zurich of $0.9 million for the three months ended December 31, 2025, and $1.0 million and $0.6 million for the years ended December 31, 2025 and 2024, respectively. This adjustment also includes $1.3 million of other costs related to unusual legal settlements or judgments for the year ended December 31, 2024.
(e)    Represents non-cash asset impairments of our long-lived assets related to non-club businesses, excluding impairments on development costs that are part of our normal course of business.
(f)    Represents refundable payroll tax credits for employee retention under the CARES Act.
(g)    Includes (i) a $10.3 million and $13.8 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes for the three months and year ended December 31, 2024, respectively, (ii) gain on sales of land of $(5.0) million for the year ended December 31, 2024, and (iii) other immaterial transactions that are unusual or non-recurring in nature of $(0.1) million for the three months ended December 31, 2025.
(h)    Represents the estimated tax effect of the total adjustments made to arrive at Adjusted net income using the effective income tax rates for the respective periods. Taxes for the year ended December 31, 2025 include $12.6 million in income tax benefits due to a significant exercise of stock options by our Chief Executive Officer that were set to expire in 2025.

(7)    We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net income before interest expense, net, provision for income taxes and depreciation and amortization, excluding the impact of share-based compensation expense as well as (gain) loss on sale-leaseback transactions, capital transaction costs, legal settlements, asset impairment, severance and other items that are not indicative of our ongoing operations.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by total revenue.
The following table provides a reconciliation of net income, the most directly comparable GAAP measure, to Adjusted EBITDA:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2025	2024	2025	2024
Net income	$123,000	$37,163	$373,671	$156,240
Interest expense, net of interest income (g)	16,932	37,012	82,263	148,095
Provision for income taxes	49,033	12,583	119,832	52,528
Depreciation and amortization	77,344	69,613	296,345	274,681
Share-based compensation expense (a)	6,571	20,584	51,750	51,034
(Gain) loss on sale-leaseback transactions (b)	(17,549)	2	(12,785)	(2,618)
Capital transaction costs (c)	—	—	1,531	—
Legal settlements (d)	(38,723)	7	(38,629)	1,815
Asset impairments (e)	5,791	—	5,791	—
Employee retention credits (f)	(19,705)	—	(54,572)	—
Other (h)	(130)	—	(22)	(4,995)
Adjusted EBITDA	$202,564	$176,964	$825,175	$676,780
(a) – (f)    See the corresponding footnotes to the table in footnote 6 immediately above.
(g)    Includes (i) a $10.3 million and $13.8 million write-off of the unamortized debt discounts and issuance costs associated with the extinguishment of our former term loan facility and construction loan and the loss on the satisfaction and discharge of our 5.750% Senior Secured Notes and 8.000% Senior Unsecured Notes for the three months and year ended December 31, 2024.
(h)    Includes gain on sales of land of $(5.0) million for the year ended December 31, 2024.
(8)    Represents non-capital expenditures associated with opening new centers that are incurred prior to the commencement of a new center opening. The number of centers under construction or development, the types of centers and our costs associated with any particular center opening can vary significantly from period to period.
(9)    Reflects the non-cash portion of our annual GAAP operating lease expense that is greater or less than the cash operating lease payments. Non-cash rent expense for our open properties represents non-cash expense associated with properties that were operating at the end of each period presented. Non-cash rent expense for our properties under development represents non-cash expense associated with properties that are still under development at the end of each period presented.

(10)    Free cash flow, a non-GAAP financial measure, is calculated as net cash provided by operating activities less capital expenditures, net of construction reimbursements, plus net proceeds from sale-leaseback transactions and land sales.
The following table provides a reconciliation from net cash provided by operating activities to free cash flow:

	Three Months Ended		Year Ended
	December 31,		December 31,
($ in thousands)	2025	2024	2025	2024
Net cash provided by operating activities	$239,859	$163,141	$870,525	$575,117
Capital expenditures, net of construction reimbursements	(304,503)	(136,322)	(891,483)	(524,535)
Proceeds from sale-leaseback transactions	54,741	(293)	227,424	207,421
Proceeds from land sales	—	—	—	15,577
Free cash flow	$(9,903)	$26,526	$206,466	$273,580

Reconciliation of Net Debt and Leverage Calculation
($ in thousands)
(Unaudited)

	Twelve	Twelve
	Months Ended	Months Ended
	December 31, 2025	December 31, 2024
Current maturities of debt	$21,848	$22,584
Long-term debt, net of current portion	1,485,939	1,513,157
Total Debt	$1,507,787	$1,535,741
Less: Fair value adjustment	130	284
Less: Unamortized debt discounts and issuance costs	(17,576)	(19,856)
Less: Cash and cash equivalents	204,807	10,879
Net Debt	$1,320,426	$1,544,434
Trailing twelve-month Adjusted EBITDA	825,175	676,780
Net Debt Leverage Ratio	1.60x	2.28x

Reconciliation of Net Income to Adjusted Net Income Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
($ in millions, except per share data)	December 31, 2026
Net income	$330 – $336
Share-based compensation expense	54 – 58
Taxes	(15) – (16)
Adjusted net income	$369 – $378

Reconciliation of Net Income to Adjusted EBITDA Guidance for the Year Ending 2026
($ in millions)
(Unaudited)

Year Ending
December 31, 2026
Net income	$330 – $336
Interest expense, net of interest income	60 – 56
Provision for income taxes	129 – 130
Depreciation and amortization	337 – 345
Share-based compensation expense	54 – 58
Adjusted EBITDA	$910 – $925